Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Full and Final General Release (referred to herein as "Agreement") is made and entered into by ANDREW JOHNS WILLIAMS ("Employee") and MEDICINE MAN TECHNOLOGIES, INC. (MMT), a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 4880 Havana Street, Suite 201 South, Denver, Colorado 80239 (hereinafter referred to as the "Employer" "MMT" or "the Company"). The parties to this Agreement are referred to collectively herein as the "Parties."

RECITALS

WHEREAS Employee has been employed by the Company since December 3, 2018;

WHEREAS Employee and the Company desire to mutually agree to terminate Employee's employment pursuant Section 5(a)(1) to Employee's April 23, 2019 Employment Agreement;

WHEREAS Employee has been a member of the Company's Board of Directors ("Board") since 2014;

WHEREAS Employee and the Company desire to mutually agree to terminate Employee's service on the Company's Board of Directors;

WHEREAS the effective date ("Effective Date") of this Agreement will commence immediately upon the expiration of the seven-day revocation period described in Paragraph 18 below; and

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises, agreements, covenants and conditions contained herein, the adequacy and sufficiency of which are hereby expressly acknowledged, Employee agrees as follows:

1.          SEPARATION AND ACCRUED WAGES

A.       Employee's active employment with the Company ended on February 3, 2020 ("Separation Date"). On the Separation Date, the Company paid Employee all accrued wages through the Separation Date, subject to standard payroll deductions and withholdings. The Company will also reimburse Employee for all outstanding approved expenses made on behalf of the Company within ten days of the execution of this Agreement. Prior to the execution of this Agreement, the Company will provide Employee with a detailed expense report setting forth all of Employee's approved expenses for 2019. Employee agrees that upon receipt of his final check, Employee has received all wages, bonus, and benefits owed to him by the Company. Employee will be placed on paid administrative leave through the date that any one of the long form agreements are executed between Future Vision Ltd, Future Vision 2020 LLC, or Medicine Man Longmont LLC, but no later than February 25, 2020 (the "Leave End Date"). Employee will execute a letter of resignation from his employment at the Company, effective as of the Leave End Date. Employee will execute the Second Severance Agreement and Release, attached hereto as Exhibit A within three business days of the Leave End Date, but no earlier than the Leave End Date.

B.       Employee will execute a letter of resignation from his role on the Board, effective as of the date of Employee's separation from the Company.

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2.          PAYMENT AND TAX LIABILITY

A.       In consideration for the covenants undertaken and releases given herein by Employee, and provided that Employee executes and does not revoke this Agreement, is not in breach or default of this Agreement as of February 3, 2020 and has performed all of his obligations under this Agreement, the Company agrees that it shall provide Employee with the following:

(i)        12 months' pay, in the gross amount of Three Hundred Thousand Dollars ($300,000.00). The first One Hundred and Fifty Thousand Dollars ($150,000.00) will be paid within 10 days of the Effective Date of this Agreement. This amount constitutes payment for alleged non-economic compensatory damages and IRS Form 1099 will be issued for this amount, with this amount reported under Box 3, Other Income. The second One Hundred and Fifty Thousand Dollars ($150,000.00) will be paid in 26 equal disbursements pursuant to the Company's regularly-scheduled payroll and subject to appropriate and required withholding (the "Payroll Payments"). The Payroll Payments will commence on the next regularly scheduled payday after the Leave End Date. In the event of a change in control of the Company, any remaining balance of the second One Hundred and Fifty Thousand Dollars ($150,000.00) will be paid to Employee immediately. A change in control of the Company will include: 1) a sale of all or substantially all of the assets of the Company; 2) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or 3) any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions.

(ii)      Payment of the gross amount of Twenty-Five Thousand Dollars ($25,000.00) (the "Bonus Payment"). The Bonus Payment represents the remaining amount of the annual bonus awarded by the Board on December 5, 2019 pursuant to Section 2(c) to Employee's April 23, 2019 Employment Agreement and is subject to appropriate and required withholding. The Bonus Payment will be paid within 10 days of the Effective Date of this Agreement.

(iii)    Continuation of family health care coverage through the Company's current provider on the Company's regular and customary payroll cycle at the Company's cost until and ending one year from the Effective Date of this Agreement. Alternatively, should the Employee elect to continue health coverage under COBRA, the Company will cover the cost of the coverage until and ending one year from the Effective Date of this Agreement.

(iv)    Prior to the execution of this Agreement, the Company shall seek and obtain approval from its Board for the grant of the stock options referenced herein. Subject to approval by the Board, the Company shall grant Employee the option to purchase three hundred and fifty thousand (350,000) shares of the Company's common stock, which shall be exercisable on a cashless basis , which shall vest immediately upon the Effective Date of this Agreement, subject to the terms and conditions set forth in a Stock Option Agreement and the Company's 2017 Equity Incentive Plan (hereafter collectively referred to as the "Stock Option Agreements"), which are set forth in Exhibit B and incorporated by reference herein. The Company will assist and cooperate with Employee to remove restrictions from stock certificates preparing certificates for sale as necessary within a reasonable time period subject to Employee's leak-out provisions (2.e.) in his Employment Agreement and any other legal or regulatory requirements.

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(v) Prior to the execution of this Agreement, the Company shall seek and obtain approval from its Board for the grant of the stock options referenced herein. Subject to approval by the Board, if Employee remains in compliance with all material terms of this Agreement, including but not limited to Paragraphs 9 and 10, through the one year anniversary of the Effective Date of this Agreement, the Company shall grant Employee the option to purchase fifteen thousand (15,000) shares of the Company's common stock, which shall be exercisable on a cashless basis Such stock option grants shall be subject to the terms and conditions set forth in the Stock Option Agreements. The Company will assist and cooperate with Employee to remove restrictions from stock certificates preparing certificates for sale as necessary within a reasonable time period subject to Employee's leak-out provisions (2.e.) in his Employment Agreement and any other legal or regulatory requirements.

B.       Employee shall incur any and all tax liability on the payment that is being provided by the Company, as outlined above.

This consideration is over and above all wages due, and Employee agrees that he is not otherwise entitled to receive a severance sum from the Company and that the severance sum is above and in addition to all wages owed to him. Employee further agrees that the consideration set forth above constitutes the entire consideration provided to him under this Agreement and that he shall not seek any further compensation or consideration (including additional stock options) from the Releasees (defined below) for claimed damages, costs, or attorneys' fees in connection with any claim released here.

3.          GENERAL RELEASE

A.       Release by Employee. In exchange for the payment described in Paragraph 2A and the other promises contained herein, Employee hereby forever releases and discharges the Company, its affiliates, owners, predecessors, successors, parents, subsidiaries, divisions, heirs, assigns, executives, present and former representatives, present and former employees, consultants, agents, insurers and attorneys from any and all claims, federal or state actions, appeals, demands, causes of action, liabilities, damages, interest, attorneys' fees and expenses whatsoever, whether in law or equity or otherwise, and whether known or unknown arising out of Employee's employment with the Company and/or appointment to the Board.

All of the released entities described above are collectively referred to as the "Releasees."

This release includes, but is not limited to, all claims, demands, federal or state administrative actions, appeals, and causes of action arising out of or in any way related to: (a) all federal, state, and local laws, including, without limitation, the following federal and state statutes, as amended, and their corresponding regulations: the Americans with Disabilities Act Amendments Act of 2008 and any subsequent amendments, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, 42 U.S.C. § 1981, 42 U.S.C. § 1983, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 and any subsequent amendments, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 and any subsequent amendments, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act of 1970, the Older Workers Benefit Protection Act of 1990, the Rehabilitation Act of 1973t; and (b) any claim or action under the common law of the State of Colorado including but not limited to, any claim for compensation, damages, tort, breach of express or implied employment contract, breach of duty of good faith, discrimination, intentional interference with contractual relations, fraud, misrepresentation, outrageous conduct, slander, libel, negligent and/or intentional infliction of emotional distress, violation of public policy, negligent supervision, assault, battery, breach of contract, implied breach of good faith and fair dealing, promissory estoppel, wrongful discharge, harassment, or retaliation, and for any other damages or injuries incurred on the job; and (c) any claim under the constitution of the United States or the State of Colorado; in relation to Employee's employment or incurred as a result of loss of employment. However, nothing in this Agreement including but not limited to the release of claims, proprietary information, confidentiality, and non-disparagement provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising Employee's rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited.

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B.       Released Claims. The claims, charges, causes of actions, appeals, demands, losses, damages, attorneys' fees, expenses, costs and liabilities released in Paragraph 3A shall be referred to collectively herein as the "Released Claims."

C.       Release by the Company. The Employer, and its affiliates, owners, predecessors, successors, parents, subsidiaries, divisions, assigns, executives, and present and former representatives, including without limitation, the Company's Executive Leadership Team, hereby releases and forever discharge Employee, his heirs, attorney and agents from any and all claims, liens, demands, obligations or liabilities whatsoever, whether known or unknown or suspected to exist by the Company, which it had or may have now against Employee arising out of Employee's employment with the Company and/or appointment to the Board.

4.          PROMISE NOT TO PROSECUTE

Employee further agrees that he shall not, at any time hereafter, commence, maintain or prosecute any action, suit, proceeding, investigation, complaint, claim, grievance or charge with any court, administrative agency, arbitrator or any other body or person, whether Federal, State, contractual or otherwise, or aid or assist others in prosecuting such action, suit, proceeding, investigation, complaint, claim, grievance or charge on their behalf, except in response to governmental agency or court inquiries or as compelled by legal process, against the other, or any of them, based in whole or in part upon, or arising out of or in an way connected with, any of the claims released or any of the matters referred to in this Agreement. Employee further agrees to indemnify and hold the Releasees harmless from and against any and all claims, demands, causes of action, damages or liability of any kind, including the cost of defense and reasonable attorneys' fees arising out of or in connection with, any action, suit, proceeding, investigation, complaint, claim, grievance or charge commenced, maintained, or prosecuted by them contrary to the terms of this Agreement.

5.          RELEASE INCLUDES UNKNOWN CLAIMS

A.       The Parties understand and agree that the Released Claims are intended to and do include any and all claims of every nature and kind whatsoever, whether known, unknown, suspected, or unsuspected.

B.       The Parties further acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believe to be true with respect to the Released Claims and agree that, in such event, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.

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C.       The Parties represent and acknowledge (i) that they have conducted whatever investigation was deemed necessary to ascertain all facts and matters related to this Release; (ii) that they have had the opportunity to consult with and to receive advice from legal counsel concerning this Release; and (iii) that they are not relying in any way on any statement or representation by the other party or that party's attorneys, except as expressly stated herein, in reaching his decision to enter into this Agreement.

6.          NO ASSIGNMENT OR TRANSFER OF RELEASED CLAIMS

The Parties represent and warrant that they have not assigned, transferred, or hypothecated, or purported to assign, transfer, or hypothecate, to any person, firm, corporation, association, or entity whatsoever any of the Released Claims.

7.          NO ADMISSION OF LIABILITY

Employee understands and agrees that this Agreement is a release of disputed claims and does not constitute an admission of liability on the part of the Company as to any matters whatsoever and that the Company merely intend by this Agreement to avoid further proceedings and buy peace. The Company specifically denies liability for any harm allegedly suffered by Employee.

8.          RETURN OF PROPERTY AND RECORDS

Employee agrees to return all of the Company's property immediately including keys, badges, cell phones, laptops and all other property belonging to the Company that Employee has in his possession. Employee understands that he is not entitled to keep or preserve records of the Company. This prohibition does not include any relevant employee files or records of Employee.

9.          CONFIDENTIALITY

A.       Employee agrees he will keep this Agreement confidential, and that the Agreement and its terms and conditions, including the fact of Release and the facts and circumstances underlying any potential claims, shall not be discussed with, or revealed to, any person other than Employee's spouse, minor children, attorneys, accountants, or tax or financial advisors, except as otherwise required by law or by order of a court as of February 3, 2020. Employee agrees that if he discusses or reveals the terms or conditions of the Release to or with any of the aforementioned persons or entities, he will instruct those persons or entities that the terms and conditions of the Agreement are confidential, and that such persons or entities shall be under the same confidentiality obligations as to Employee and the Company. Employee understands and agrees that confidentiality is a material provision of this Agreement. If Employee or his spouse or minor children take any action inconsistent with this provision as of the date of signing this Agreement, the Payroll Payments will immediately be stopped and the Company will be under no further obligation to continue the Payroll Payments.

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B.       Company agrees it will keep this Agreement confidential, and that the Agreement and its terms and conditions, including the fact of Release and the facts and circumstances underlying any potential claims, shall not be discussed with, or revealed to, any person other than Company's Board of Directors, attorneys, accountants, tax or financial advisors or those required for processing the payment described above in Paragraph 2, except as otherwise required by law or by order of a court. Company agrees that if it discusses or reveals the terms or conditions of the Release to or with any of the aforementioned persons or entities, it will instruct those persons or entities that the terms and conditions of the Agreement are confidential, and that such persons or entities shall be under the same confidentiality obligations as to Employee and the Company. Company understands and agrees that confidentiality is a material provision of this Agreement.

10.          NON-DISPARAGEMENT

A.       Employee agrees not to make any statements to any third party that disparages the Company or other Releasees as of February 3, 2020. Nothing in the foregoing sentence, however, is intended to nor shall it be construed to prevent Employee from making true statements to a third party pursuant to a valid subpoena or under oath and penalty of perjury in a deposition or other court proceeding. Employee understands and agrees that non-disparagement is a material provision of this Agreement. If Employee or his spouse or minor children take any action inconsistent with this provision as of the date of signing this Agreement, the Payroll Payments will immediately be stopped and the Company will be under no further obligation to continue the Payroll Payments.

B.       Company agrees that Justin Dye, Kim Townsend, Paula Upton, Raquel Fuentes, members of the Board of Directors, and members of the Company's Executive Leadership Team shall not make any statements to any third party that disparages Employee. Nothing in the foregoing sentence, however, is intended to nor shall it be construed to prevent Company from making true statements to a third party pursuant to a valid subpoena or under oath and penalty of perjury in a deposition or other court proceeding. Company understands and agrees that non-disparagement is a material provision of this Agreement.

11.          COOPERATION

Employee agrees to cooperate with the Company with respect to the prosecution and/or defense of legal claims which arose during Employee's tenure as an employee of the Company, or which relate to events which occurred during Employee's tenure as an employee of the Company or to which Employee has any information. Such cooperation shall include, but is not limited to, making himself available for interview by the Company and/or its counsel, reviewing and/or identifying documents, giving truthful testimony and/or testifying at trial, and further that Employee shall immediately notify the Company in writing if Employee is ever subpoenaed or otherwise requested to testify in any matter involving the Company.

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The Company acknowledges that as a result of Employee's employment with the Company as Chief Executive Officer and as Co-Founder of the Company, Employee has certain stock certificates with the Company. The Company agrees to cooperate with and provide assistance to Employee, as necessary, in clearing and preparing for sale Employee's stock certificates with the Company, upon Employee's request and within a reasonable time period subject to Employee's leak-out provisions (2.e.) in his Employment Agreement and any other legal or regulatory requirements.

The Company also acknowledges that as a result of Employee's employment with the Company as Chief Executive Officer and as Co-Founder of the Company, Employee has assisted the Company regarding applications for certain licenses. Employee agrees to execute a voluntary withdrawal of suitability application concurrently with his execution of this Agreement. Employee will not receive any additional compensation for his execution of the voluntary withdrawal of suitability application. Following the Effective Date of this Agreement, the Company agrees to compensate Employee at a rate of Four Hundred Dollars ($400.00) per hour (minimum of 2 (two) hours per request) for any further assistance provided to Company. Company further agrees to reimburse Employees for all authorized costs incurred by Employee in providing assistance to Company.

12.          NON-SOLICITATION/NON-COMPETE

Employee agrees to continue to comply with the restrictive covenants contained in Paragraphs 8 and 9 of his Employment Agreement, executed on April 23, 2019 ("Employment Agreement"), and understands that certain obligations in that agreement survive the termination of his Employment Agreement and separation of his employment. Notwithstanding anything to the contrary in Employee's Employment Agreement, the Company and Employee acknowledge and agree that Employee has prior and ongoing obligations to Medicine Man, MedPharm Holdings and Future Vision. The Company acknowledges and agrees that Employee's ownership interest in and/or any assistance provided to Medicine Man, MedPharm Holdings, Mx, LLC and Future Vision shall not be considered a violation of any of Employee's continuing obligations to the Company, pursuant to the Employment Agreement.

The geographic scope in Paragraph 8 of the Employment Agreement shall be limited to where the Company currently conducts business. In the event the Company expands outside of the state of Colorado, it will provide notice to Employee and Employee will discontinue his involvement in any competitive business for the remaining term of the restrictive period.

13.          PARTIES TO BEAR THEIR OWN COSTS

Employee understands that he and the Company will each bear their own costs, expenses, and attorneys' fees, if any, in relation to this Agreement.

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14.          REPRESENTATIONS

Each signatory hereto warrants that s/he/it is legally competent and/or authorized to execute this Agreement and has not relied on any statements or explanations in connection therewith. Moreover, each party hereby acknowledges that s/he/it has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights.

15.          KNOWLEDGE, CAPACITY, AND AUTHORITY

Employee represents and warrants that he had the opportunity to have counsel explain the contents of this Agreement to him. Employee represents that he understands the contents of this Agreement and that he executed it knowingly and voluntarily and understands that after executing it he cannot proceed against any Releasee on account of the matters referred to herein. Each party to this Agreement represents and warrants that s/he/it has the authority and capacity to execute this Agreement.

16.          MODIFICATION

No provision of this Release may be changed, altered, modified or waived except in writing signed by both Employee and the Company or other Releasees, which writing shall specifically reference this Release and the provision that the parties intend to waive or modify.

17.          NON-WAIVER

No provision of this Agreement may be waived unless in writing and signed by all the parties to this Agreement. Waiver of any one provision shall not constitute waiver of any other provision. A delay of failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

18.          SEVERABILITY

In the event any provision of this Agreement should be held to be unenforceable, each and all of he other provisions of this Agreement shall remain in full force and effect.

19.          WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

The Severance Sum is intended in part as consideration for Employee's release and waiver of any and all claims under the ADEA. Employee should consult with his attorneys about this release and waiver before executing this Agreement. Further, Employee has twenty-one (21) calendar days from his receipt of this Agreement to consider the release and waiver of any and all claims (including those arising under the ADEA), and, for a period of seven (7) calendar days following execution of the Agreement by him, Employee may revoke this release and waiver in a writing received by counsel for the Company on or before the expiration of the seven (7) calendar day period. This Agreement shall not become effective or enforceable until the seven (7) calendar day revocation period set forth herein has expired without Employee having exercised his right of revocation (the "Effective Date"). Notice should be sent in writing to the following: Daniel Pabon, Medicine Man Technologies, Inc. 4801 Havana Street, Suite 201, Denver, Colorado 80239.

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20.          APPLICABLE LAW

This Agreement shall be construed and enforced according to the laws of the State of Colorado

21.          RIGHTS AND REMEDIES UPON BREACH

If either party breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Parties agree that the party against whom the breach has been committed shall have the right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain temporary and permanent injunctive relief, it being acknowledged and agreed by the Parties that any breach or threatened breach of any of the covenants and agreements contained herein would cause irreparable injury and that money damages would not provide an adequate remedy at law. In any proceeding seeking to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys' fees, costs and expenses, including any expert fees, that were incurred by that party in connection with any such proceeding.

22.          COUNTERPARTS ACCEPTABLE

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

23.          ENTIRE AGREEMENT

Employee acknowledges that this Release constitutes a full, final, and complete settlement of the parties' differences and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, employment contracts, arrangements, or negotiations between or among them relating to the subject matter hereof; and Employee affirmatively represents that there are no other prior or contemporaneous exchanges, agreements, representations, arrangements, or understandings, written or oral, between or among the parties relating to the subject matter hereof other than that as set forth herein, and that this Release contains the sole and entire Release between them with respect to the subject matter hereof Employee further acknowledges and agrees that any language proposed for, deleted from, or otherwise changed in any drafts of this Release but not included herein shall not be considered in any way in the interpretation and application of this Release and shall not in any way affect the rights and obligations of Employee, the Company, or Releasees.

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PLEASE READ CAREFULLY.

THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS

KNOWN AND UNKNOWN.

I, ANDREW JOHNS WILLIAMS, ACKNOWLEDGE THAT I HAVE READ THIS RELEASE, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE, AND THAT I UNDERSTAND ALL OF THIS AGREEMENT'S TERMS AND EXECUTE THE AGREEMENT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES. EMPLOYEE ACKNOWLEDGES THAT HE HAD TWENTY ONE DAYS TO DECIDE IF HE WANTS TO SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement have set their hands the day and year set forth below their respective signatures.

/s/ Andrew Johns Williams		Date:	2/23/2020
Andrew Johns Williams

Medicine Man Technologies, Inc.

/s/Justin Dye		Date:	2/25/2020
By:	Justin Dye
Title:	Chief Executive Officer

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